Exhibit 10.72

Shenzhen National Transport Service Co., Ltd

With

Ideanomics, Inc.

Regarding the implementation of the Tianjin Bus Replacement Project

Supplementary financial advisory agreement

This agreement was signed by the following parties in Beijing in December 2018:

Party A: Shenzhen National Transport Service Co., Ltd

Address: Room 201, building A, No. 1, Qianwan road, Qianhai Shenzhen-Hong Kong Cooperation Zone, Shenzhen, China (registered with Shenzhen Qianhai business secretary Co., Ltd)

Party B One: Ideanomics, Inc.

Address: 318 North Carson Street, Suite 208, Carson City, Nevada 89701

Party B Two: Shanghai win Investment Management Consulting Co., Ltd.

Address: Room 227, Building 4, No. 2118, Guanghua road, Minhang District, Shanghai

Party B One, Party B Two are collectively referred to as " party B."

In Consideration of:

1. Party A is a company established in accordance with the laws of the people's Republic of China and validly existing and in good standing, is the main business for the promotion of new energy vehicles and urban green transport integrated solutions;

2. Party B One (formerly Seven Stars Cloud Group, Inc.) is a company established under the laws of the state of Nevada, validly and in good standing. Party B Two is a company established under the laws of China, validly existing and in good standing. Collectively Party B business specializes in the financial industry, manufacturing and consumer industries to provide financial technology and Digital Asset Management Services Leader.

3. Party A and related companies have signed the relevant agreement with its first customer Tianjin bus operators, to undertake the Tianjin bus upgrade replacement project (hereinafter referred to as the "Tianjin Project"), including but not limited to the RMB 57 billion financing support from relevant banking institutions and Tianjin Project related suppliers such as Three Gorges and China Power. The interest rate is 9%.

4. Party A and party B have signed the financial advisory agreement (hereinafter referred to as the “Financial Advisory Agreement") on August 18, 2018. Under the framework of the financial advisory agreement, Party A intends to employ Party B as a financial advisor to provide advisory services for party A on its Tianjin project for the issuance of asset-backed securities (ABS) for secondary financing, Party B intends to accept party A's employment.

The following agreement is hereby entered into on the basis of equality and mutual consent with the terms and conditions thereof being set our as follows:

1. Delegate Matters

1.1 Party A entrusts Party B as its financial adviser to assist Party A with setting up the asset support special plan (hereinafter referred to as the “Asset Securitization Project”) with the assets formed by its Tianjin project as its basic assets, and to carry out secondary financing, the amount of funds to be raised is 57 billion RMB, the final amount approved by the regulator shall prevail.

1.2 The services provided by Party B include:

(1) assisting in the design of transaction structures and financing schemes for asset securitization projects;

(2) have full responsibility for the selection of the required underwriters and other intermediaries, and as an intermediary and coordinator, arrange the work of the intermediary agencies, arrange the intermediary structure of the amount of financing distribution, supervise intermediary agencies in accordance with the determined time schedule to complete the relevant work in a timely manner;

(3) assist Party A in accepting intermediaries to conduct due diligence on party A and its underlying assets;

(4) assist in the production and modification of the documents required for asset securitization projects;

(5) assist Party A with communications with relevant regulators;

(6) other work agreed by both parties.

2. Financing Methods

2.1 Party A intends to issue fixed income asset-backed securities (ABS) in the form of a asset support program, with the cash flow generated by the underlying assets as support payments, and the original equity interest of the asset-backed securities shall be party A or its subsidiaries. The specific product structure shall be agreed by the special plan document in effect at the time of issue.

2.2 Types and amounts of securities. The types of securities to be issued are asset-backed securities or other securities approved by the regulator.

2.3 Funding costs. The comprehensive cost of the proposed securities is expected to be 5%-7%, including the coupon rate and the necessary costs associated with the asset securitization project issuance and management work, the above costs should be determined in accordance with the market price, with the consent of party A.

2.4 The underlying assets shall be provided by Party A in accordance with the Chinese laws, regulations, regulatory documents and policies in force at the time of issue, and belong to the property or property rights that can generate an independent, predictable cash flow and can be specific. The basic assets in this agreement refers to the property or property rights of the Tianjin project, specifically agreed by the special plan documents that came into force at the time of issue.

2.5 Additional Credit Support. Party A undertakes to repay the capital of the Securitization project for the current period, with support by the Tianjin Municipal People's Government with the financial funds of Tianjin.

3. Term of Service

3.1 the term of Service shall commence on the effective date of this Agreement and end on the date of the completion of the fund-raising for the asset-backed securitization project.

4. Service Fee

4.1 Party B's service fee is 1% of the net proceeds actually raised for the asset securitization project.

4.2 party A receives the financing money and then pays service fees in accordance to the above proportion to the account specified by party B. Before payment by Party A, Party B shall provide a legal and valid invoice in accordance with the provisions of the Chinese tax law.

5. Rights and Obligations of Party A

5.1 Party A shall have the right to receive the funds raised under the Securitization project in accordance with the conditions stipulated in this agreement.

5.2 Party A understands that the Additional Credit Support measures may have a significant impact on the issuance of Asset Backed Securities, and agrees that the Tianjin Municipal People's Government is responsible for the implementation of the Tianjin Municipal Financial funds to provide guarantees for the current asset securitization project principal interest payment.

5.3 Party A shall disclose to Party B all information necessary for the entrusted matters, and to ensure that the information provided are true, accurate, complete and timely.

5.4 Party A shall provide necessary working conditions for Party B to complete the entrusted matters, and shall cooperate with Party B's arrangements and reasonable work requirements.

5.5 Party A shall pay the service fee to Party B promptly and in full in accordance with the agreement.

5.6 Party A is solely responsible for the truthfulness, accuracy, completeness, timeliness of the information disclosed to investors with regards to the financials instruments issued under this agreement- this may involve the disclosure of any information to investors, whether publicly disclosed or not.

5.7 Party A shall be solely liable for the full amount of its financing under this agreement, including but not limited to principal, interest, dividends, redemption, or other amounts agreed to by Party A.

6. Party B's rights and obligations

6.1 Party B has the right to ask Party A to provide all documents, materials and information required under this agreement in a timely manner.

6.2 Party B shall be diligent and act in a conscientious manner, and actively provide professional services for party A, to complete this agreement’s entrusted matters.

6.3 Party B shall have the right to charge the service fee in accordance with the agreement.

6.4 Party B does not provide any express or implied warranty or guarantee for the securities issued by party A under this agreement (including its principal and interest), and party B shall not be liable for any breach of contract or claim arising from the securities issued by party A under this agreement, unless Party B is at fault as a party. If party B has suffered losses due to the breach of contract and the claim, Party A shall be entitled to take recourse against party A.

7. Taxes

7.1 each party shall bear the taxes and fees arising from the signing and performance of this agreement.

8. Liability for breach of contract

8.1 any breach of this Agreement shall constitute a breach of contract and the party in breach shall indemnify the party in breach of this agreement from and against all losses, including but not limited to attorneys ' fees and other reasonable expenses incurred by the party in avoiding, recouping and compensating such losses, and making such compensation.

8.2 if Party A fails to pay the service fee to Party B as stipulated in this agreement, party A shall incur a penalty interest rate of one ten thousandth (1/10000) per day.

9. Execution

9.1 for the benefit of Party A, Party B may, with the written consent of Party A, transfer the rights and obligations under this agreement to the related party designated by Party B, or appoint its related party to perform the entrusted matters.

10. Force Majeure

10.1 force majeure means unforeseeable, unavoidable and insurmountable objective circumstances during the term of this agreement, including but not limited to, war, natural disasters, infectious diseases, strikes, coups, riots, terrorist attacks, expropriations, expropriations, injunctions and other government actions, major changes in government policies, such objective circumstances after the occurrence of which have or may have a significant adverse effect on the realization;

10.2 if the occurrence of the above-mentioned force majeure event affects the parties’ performance of its obligations under this agreement, then the parties may agree to suspend or terminate the performance of this Agreement, and the delay or termination of the performance shall not be deemed to be a breach of contract;

10.3. after the occurrence of the force majeure event, the party shall notify the other party in writing as soon as possible and make all reasonable efforts to minimize the consequences of the force majeure event.

11. Confidentiality

11.1 the parties shall keep confidential the following information as a result of the signing and performance of this agreement:

(1) the terms of this agreement constitute the entire agreement;

(2) negotiation of this agreement;

(3) subject matter of this agreement;

(4) trade secrets of the parties.

11.2 The parties may disclose the above information only in the following cases, otherwise, neither party shall disclose the above information in any way under any condition;

(1) disclosure to the party involved in the work entrusted to the party's employees, directors, professional advisers with equal responsibility for confidentiality;

(2) information that is not known to the public by reason of the disclosing party;

(3) there is documentary evidence that the other party has the information at the time of disclosure;

(4) there is documentary evidence that the third party has disclosed the information to the receiving party, and the third party does not have the duty of confidentiality, and has the right to make disclosure;

(5) disclosures that should be made in accordance with the provisions of the law in force at that time, or disclosure required by the exchange and government regulatory authorities.

11.3 the agreement of Article 11 of this Agreement shall not affect the publication or disclosure by a party in accordance with its good faith judgment in accordance with the laws, regulations or the provisions of the relevant exchange.

11.4. Article 11 of this Agreement shall not be terminated after the termination of this Agreement, and the parties shall remain bound by the confidentiality obligations they have committed until the other party's written consent to its release from this obligation, or in fact will not cause any damage of any kind to the other party as a result of a breach of this provision.

12. Notification and Delivery

12.1 unless otherwise provided in this agreement, any notice or written communication under this Agreement shall be given by any party to this agreement by hand, by facsimile, or by Express Post. All notices and written communications shall be sent to the following address until the other party to this agreement has been notified in writing of the change of such address:

Party A

Contact person: He Han Bo

Address: No. 15, science and Technology North 2nd Road, Nanshan District, Shenzhen, China

Phone: 0755-86535737

Fax

Party B

Contact person: Zhu Yun

Address: Beijing Chaoyang district Liangmaqiao Road No. 21 Maple garden car cinema No. 4 sunshine Seven Star Investment Group

Phone: (010) 6432 1880

Fax: (010) 8459 0500

If any party changes its address or other contact information, it shall notify the other party in writing in advance.

13. Governing law and jurisdiction

13.1 this Agreement shall be governed by and construed in accordance with the laws of the people's Republic of China, without regard to conflict of law provisions.

13.2 any dispute or controversy arising out of or in connection with this Agreement shall be settled amicably by the parties. If this negotiation fails, either party may bring an action before a court of competent jurisdiction in the place where the contract was signed.

14. Other

14.1. this Agreement shall enter into force from the date of the seal of the parties.

14.2 this agreement constitutes the entire and sole agreement between the parties regarding the entrusted matters, and if any commitments, understandings, arrangements or agreements previously reached by the parties are inconsistent with this agreement, this Agreement shall prevail. In the event of any failure to do so, the parties may, by consensus, amend this agreement in writing.

14.3. the invalidity or unenforceability of any provision of this Agreement shall not affect the other provisions.

14.4 by consensus, the parties may cancel or terminate this agreement.

14.5 this agreement is in triplicate and each party holds one copy.

(No text below)

(No text on this page, for the " Shenzhen National Transport Services Co., Ltd. and Ideanomics, Inc. On the signing of the supplementary financial advisory agreement on the implementation of the secondment of the Tianjin Bus Replacement Project)

Party A (seal)

Authorized representative (signature)

Party One (seal)

Authorized representative (signature)

Second Party Two (SEAL)

Authorized representative (signature)